Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley – Sr. Vice President -Finance
Dover, Delaware, January 2, 2008	302-883-6530

DOVER MOTORSPORTS, INC.

ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

AND APPOINTMENT OF SUCCESSOR

Dover Motorsports, Inc. (NYSE-Symbol: DVD) announced today that effective April 1, 2008, Senior Vice President and Chief Financial Officer, Patrick J. Bagley will retire as an officer of the Company. He will remain a member of the Company’s Board of Directors, where he has served since the Company first went public in 1996.

The Board of Directors has appointed Timothy R. Horne as Mr. Bagley’s successor. Mr Horne was the Chief Financial Officer of Dover Motorsports from 1996 until its 2002 spin-off of Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE). Effective April 1, 2008 Mr. Horne will serve as CFO for both entities. He has served as Senior Vice President and Chief Financial Officer of Dover Downs Gaming & Entertainment, Inc. since 2002 but has been actively involved in the financial departments of both entities.

“We are thankful for Pat’s many contributions and efforts on behalf of the Company,” said Dover Motorsports, Inc. President & CEO, Denis McGlynn. “Pat brought great knowledge and experience to the Dover Motorsports team and we’re happy to have him continue on as a Board member. “At the same time, we’re comfortable in the knowledge that Tim Horne will be bringing his considerable talents and experience to Dover Motorsports,” McGlynn added. “He’s done a great job at Dover Downs Gaming & Entertainment and he has tremendous capacity and depth as a financial professional.”

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Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; Memphis Motorsports Park in Memphis, Tennessee; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.